Exhibit 99.2


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

-----------------------------------------x
                                        :        CONSOLIDATED
IN RE: DIGEX, INC.                      :        CIVIL ACTION NO. 18336 NC
SHAREHOLDERS LITIGATION                 :
                                        :        This document relates to:
                                        :        All Actions
-----------------------------------------x

                            STIPULATION OF SETTLEMENT

     All parties to the consolidated action entitled In Re: Digex, Inc. Shareholders Litigation, Consolidated Civil Action No. 18336 NC (the "Action"),(2) pending in the Court of Chancery of the State of Delaware (the "Court"), the Special Committee of the Board of Directors of Digex, Incorporated (consisting of Richard A. Jalkut and Jack E. Reich) and Mark K. Shull (collectively, the "Parties"), by their respective counsel, have entered into the following Stipulation of Settlement (the "Stipulation"), subject to the approval of the Court:

     WHEREAS,

     A. Defendant Digex, Incorporated ("Digex") is a Delaware corporation with its principal executive offices located at One Digex Plaza, Beltsville, Maryland 20705. Digex provides

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2    The parties to the Action are as follows: TCW Technology Limited
     Partnership, TCW Small Capitalization Growth Stocks Limited Partnership, TCW Asset Management Company, Kansas Public Employees Retirement System, Gerard F. Hug, Mohamed Yassin, Taam Associates, John F. Prince, David Reynoldson, Marilyn Kalabsa, Thomas Turberg, David J. Steinberg, Crandon Capital Partners, and Amrita Sinha (collectively, the "Plaintiffs"); and Intermedia Communications, Inc., David C. Ruberg, Phillip A. Campbell, John
     C. Baker, Robert M. Manning, WorldCom, Inc., and Digex, Incorporated (collectively, the "Defendants").


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Web and application hosting solutions designed exclusively for businesses that have Internet requirements tied to critical business objectives. Digex provides Web and application hosting solutions for hundreds of e-businesses.

     A. Defendant Intermedia Communications, Inc. ("Intermedia") is a Delaware corporation with its principal executive offices located at One Intermedia Way, Tampa, Florida 33647. Intermedia provides an array of integrated communications services, including voice and data services such as local and long distance, Internet connectivity, and advanced network access services.

     B. Defendant WorldCom, Inc. ("WorldCom") is a Georgia corporation with its principal executive offices located at 500 Clinton Center Drive, Clinton, Mississippi 39056. WorldCom provides a broad range of communications, outsourcing, and managed network services worldwide.

     C. Defendants David C. Ruberg ("Ruberg"), Robert M. Manning ("Manning"), John C. Baker ("Baker") and Phillip A. Campbell ("Campbell") (collectively, the "Individual Defendants") were members of Digex's board of directors (the "Digex Board") at all times relevant to the Action, and remain members of the Digex Board as of the date of this Stipulation. Ruberg, Baker and Campbell were also members of the Intermedia board of directors (the "Intermedia Board"), and Manning was the Chief Financial Officer of Intermedia, at all times relevant to the Action, and each remains in those positions as of the date of this Stipulation.

     D. There are two classes of Digex common stock outstanding: Class A common stock and Class B common stock. The Class B stock is similar to the Class A stock in all respects except that the Class B stock is entitled to ten votes per share, whereas the Class A stock is entitled to one vote per share. The Class A stock is publicly traded on the Nasdaq National Market. All of the Class B stock is held by Intermedia. Together, the Class A and Class B stock owned by Intermedia give it



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approximately 62 percent of the equity of Digex, and approximately 94 percent of the total voting power of Digex stock.

     E. In July 2000, Intermedia announced to the public that it had retained Bear, Stearns & Co. ("Bear Stearns") to explore strategic options, including a sale of its interest in Digex.

     F. On July 26, 2000, the Digex Board appointed a special committee (the "Special Committee") of two Digex directors, Richard A. Jalkut ("Jalkut") and Jack E. Reich ("Reich"), who were not affiliated with Intermedia. As reflected in the minutes from the Digex Board meeting on that date, the purpose of the Special Committee was "to participate in the transaction process and make recommendations to the full Board of Directors on all matters where there could be a perceived conflict of interest between Intermedia and [Digex]."

     G. During July and August 2000, Intermedia and Bear Stearns solicited bids for Intermedia and Digex, and negotiated with certain potential acquirors for a sale or exchange of all of the outstanding shares of Digex stock. Digex employees assisted Intermedia and Bear Stearns with these efforts, including participating in due diligence. Digex also incurred more than $2.7 million in expenses in connection with such efforts.

     H. On August 30, 2000, an agent of WorldCom contacted Bear Stearns and indicated that WorldCom was interested in making an offer for Digex.

     I. On August 31, 2000, an agent of WorldCom informed Bear Stearns and Intermedia that WorldCom had decided to acquire Intermedia, thereby gaining voting control over Digex, instead of acquiring all of the outstanding equity of Digex.

     J. As a condition precedent to its acquisition of Intermedia, WorldCom required that the Digex Board approve the proposed WorldCom merger in such a way as to ensure that the



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restrictions of 8 Del. C. ss. 203 ("Section 203") would not apply to any future
"business combinations" (as defined by Section 203) between WorldCom (or its subsidiaries) and Digex (or its subsidiaries). (Such approval is sometimes referred to herein as a "waiver" of Section 203.) In the absence of such approval, and if none of the other exemptions under Section 203 were applicable, WorldCom and its subsidiaries would have been prohibited from engaging in certain types of transactions with Digex or its subsidiaries for a period of three (3) years following WorldCom's becoming an interested stockholder of Digex.

     K. The Digex Board did not request the Special Committee to make any recommendations regarding WorldCom's request that the Digex Board approve the proposed WorldCom-Intermedia merger in such a way as to ensure the inapplicability of Section 203. Instead, the full Digex Board voted on the waiver during a meeting held on September 1, 2000. The two Special Committee members and Mark Shull (chief executive officer of Digex and the only other director of Digex who was not affiliated with Intermedia), voted against the waiver of Section 203 and proposed that the Special Committee's financial advisor conduct an auction to attempt to solicit proposals or bids that were more favorable to Digex. Those three directors were outvoted by the four Individual Defendants, each of whom was also a director and/or senior executive officer of Intermedia. Thus, the Digex Board approved the waiver by a vote of four to three, and defeated the proposal to conduct an auction by the same margin.

     L. On September 1, 2000, following the Digex Board's vote to approve the proposed WorldCom-Intermedia merger (the "Merger") so as to ensure the inapplicability of Section 203, the Intermedia Board voted to approve the Merger on the terms set forth in the Agreement and Plan of Merger Among WorldCom, Wildcat Acquisition Corp. and Intermedia Communications, Inc., which



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was executed by WorldCom and Intermedia following the Intermedia Board meeting on September 1, 2000. The Merger was announced to the public on September 5, 2000.

     M. Pursuant to the terms of the Merger as approved by the Intermedia Board on September 1, 2000, each share of Intermedia stock was to be exchanged for $39 of WorldCom common stock, subject to a price collar which provided that the actual number of WorldCom shares exchanged for each Intermedia share would be not less than .8904 shares or more than 1.1872 shares. In addition, each share of Intermedia preferred stock was to be exchanged for shares of WorldCom preferred stock that would have terms essentially identical to the Intermedia preferred shares, except that the issuer would be WorldCom. WorldCom also agreed to assume Intermedia's debt.

     N. A principal reason for WorldCom's decision to enter into the Merger with Intermedia was to acquire control of Digex. The United States Department of Justice has conditioned its approval of the Merger upon WorldCom's agreement to sell all of Intermedia's non-Digex assets within six months after the close of the Merger (unless extended by the United States Department of Justice). Under the terms of a consent decree filed with the federal district court in Washington, D.C., WorldCom has agreed to that condition.

     O. Subsequent to the public announcement of the Merger, twelve putative class actions and/or derivative actions (the "Consolidated Actions"), were filed in the Court on behalf of Digex and/or its Class A shareholders, styled as Hug
v. Intermedia Communications, Inc., et al., C.A. No. 18289-NC; Yassin v. Intermedia Communications, Inc., et al., C.A. No. 18290-NC; Taam Associates v. Intermedia Communications, Inc., et al., C.A. No. 18291-NC; Prince v. Intermedia Communications, Inc., et al., C.A. No. 18304-NC; Reynoldson v. Intermedia Communications, Inc., et al., C.A. No. 18311-NC; Kalabsa v. Digex, Inc., et al., C.A. No. 18317-NC; Turberg v. Intermedia Communi-



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cations, Inc., et al., C.A. No. 18322-NC; Steinberg, et al. v. Ruberg, et al.,
C.A. No. 18293-NC; Crandon Capital Partners v. Ruberg, et al., C.A. No. 18310; Sinha v. Ruberg et al., C.A. No. 18391-NC; TCW Technology Limited Partnership, et al. v. Intermedia Communications, Inc., et al., C.A. No. 18336-NC (the "TCW Action"); and Kansas Public Employees Retirement System v. Intermedia Communications, Inc., et al., C.A. No. 18390-NC. The complaints in the Consolidated Actions challenged the Merger and/or the waiver of Section 203, and alleged, among other things, that the Individual Defendants and Intermedia had breached fiduciary duties in connection therewith. Some of the complaints also alleged that WorldCom had aided and abetted the alleged breaches of fiduciary duty. The complaints sought, among other things, to enjoin the consummation of the Merger and the waiver of Section 203 or, in the alternative, to rescind the Merger and the Section 203 waiver if the Merger were to occur, as well as unspecified money damages and attorneys' fees and expenses.

     P. On September 21, 2000, the plaintiffs in the TCW Action filed a Motion for Preliminary Injunction, seeking to enjoin preliminarily the consummation of the Merger and the waiver of Section 203 pending a final determination of their claims. Simultaneous with their Motion for Preliminary Injunction, the plaintiffs in the TCW Action filed a Motion for Expedited Proceedings requesting that the Court set an expedited briefing schedule and a hearing on their Motion for Preliminary Injunction and an expedited discovery schedule. The Court granted the Motion for Expedited Proceedings on October 2, 2000.

     Q. On October 19, 2000, the Court entered an Order which, inter alia, (a) consolidated the Consolidated Actions into the Action for purposes of the preliminary injunction hearing and all matters relating thereto, (b) appointed TCW Technology Limited Partnership, TCW Small Capitalization Growth Stocks Limited Partnership, TCW Asset Management Company, and Kansas Public



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Employees Retirement System (collectively, the "Lead Plaintiffs") as lead plaintiffs in the Action, and (c) appointed the law firm of Grant & Eisenhofer, P.A. (counsel for the Lead Plaintiffs) as lead counsel ("Lead Counsel") for all Plaintiffs in the Action.

     R. On October 19, 2000, Lead Counsel filed a Consolidated Class Action and Derivative Complaint on behalf of Plaintiffs and a putative class comprised of the Class A shareholders of Digex, and derivatively on behalf of Digex. The Consolidated Class Action and Derivative Complaint alleged, inter alia, that (i) Intermedia and the Individual Defendants breached fiduciary duties owed to Digex and its Class A shareholders, and that Intermedia, the Individual Defendants and WorldCom aided and abetted or were otherwise legally responsible for their co-defendants' alleged breaches of fiduciary duty, in connection with the Merger and/or the Digex Board's waiver of Section 203, and (ii) Intermedia and the Individual Defendants usurped a corporate opportunity belonging to Digex.

     S. Between October 2, 2000 and November 7, 2000, the parties to the Action engaged in expedited discovery, including written discovery and fourteen (14) depositions.

     T. On November 29, 2000, following the parties' submission of briefing on an expedited schedule, the Court held a hearing on the Motion for Preliminary Injunction.

     U. On November 30, 2000, the Court requested additional submissions from the parties to the Action regarding the applicability of Section 203 to "business combinations" between WorldCom and Digex in the absence of a waiver. Plaintiffs, WorldCom and Intermedia filed the requested submissions with the Court on December 4, 2000. Both WorldCom and Intermedia argued that even in the absence of the waiver, Section 203 would not apply by reason of an exemption available to holders of 85% of the "voting stock" of Digex. Plaintiffs argued that Section 203 would apply.



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     V. On December 13, 2000, the Court issued its decision on the Motion for
Preliminary Injunction (the "Opinion"). The Court denied the motion, but held that the Plaintiffs had demonstrated a reasonable likelihood of success on their claim that the waiver of Section 203 was the product of breaches of fiduciary duty by the Individual Defendants, because it was not reasonably likely that the Defendants would ultimately meet the burden of establishing that the waiver granted on September 1, 2000 was entirely fair to Digex. (Opinion at 84) However, the Court found that the Plaintiffs had not demonstrated a probability of success with respect to any of their other claims. For example, the Court stated that "the plaintiffs have not persuaded me that they have a likelihood of success on the merits of their corporate opportunity claim." (Opinion at 2) In addition, with respect to Plaintiffs' claims that Intermedia and the Individual Defendants breached their fiduciary duties when they accepted WorldCom's offer to acquire Intermedia, the Court concluded that "plaintiffs have not demonstrated a reasonable likelihood of success on the merits of their breach of the duty of loyalty claims." (Opinion at 36) As to Plaintiffs' estoppel claims, the Court found that, "based on the limited available evidence at this juncture, one could not reasonably conclude that Intermedia made a blanket promise that any deal it considered would necessarily involve a deal for the Digex minority. Given the state of the record, Plaintiffs' estoppel theory does not appear reasonably likely to succeed on the merits." (Opinion at 38) (emphasis in original) Further, as to the Plaintiffs' claims under Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., Del. Supr., 506 A.2d 173 (1986), the Court stated that "even if such a claim were properly alleged, it would have little likelihood of success." (Opinion at 39)

     W. On January 10, 2001, the Court set a trial date of May 14, 2001 for a trial on the merits of the Plaintiffs' claims.



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     X. On January 22, 2001, Lead Counsel filed a Corrected Amended Consolidated
Class Action and Derivative Complaint on behalf of Plaintiffs and a class of Digex Class A shareholders, and derivatively on behalf of Digex. The Corrected Amended Consolidated Class Action and Derivative Complaint alleged, inter alia, that (i) Intermedia and the Individual Defendants breached fiduciary duties owed to Digex and its Class A shareholders, and that Intermedia, the Individual Defendants and WorldCom aided and abetted or were otherwise legally responsible for their co-defendants' alleged breaches of fiduciary duty, in connection with the Merger and/or the waiver of Section 203, (ii) the Individual Defendants usurped a corporate opportunity belonging to Digex, (iii) the Individual Defendants breached fiduciary duties under Revlon and its progeny, including McMullin v. Beran, Del. Supr., No. 611, 1999 (Nov. 20, 2000), in connection with the Merger, and Intermedia and WorldCom aided and abetted or were otherwise responsible for those alleged breaches of fiduciary duty, (iv) Intermedia was estopped from consummating the Merger by the doctrine of promissory estoppel, and (v) Intermedia and the Individual Defendants were estopped from consummating the Merger by the doctrine of equitable estoppel.

     Y. Between December 19, 2000 and February 14, 2001, the parties to the Action engaged in expedited discovery in anticipation of a May 2001 trial. During that same time period, the Parties and their counsel engaged in discussions relating to a possible settlement of the Action.

     Z. On February 15, 2001, the Parties, through their counsel, entered into a Memorandum of Understanding ("MOU") setting forth the preliminary terms of a settlement of the Action (the "Settlement"). The MOU provides, among other things, that: (1) WorldCom will contribute $165 million in freely tradeable WorldCom stock to a settlement fund; (2) the settlement fund, less any award of fees and expenses to Plaintiffs' counsel, will be distributed to certain members of the



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plaintiff Class (as defined herein); (3) WorldCom will reimburse Digex for up to
$15 million in fees and expenses incurred by Digex in connection with the Action, the evaluation of various potential transactions involving Digex, and the costs of notice and administration in connection with the settlement; (4) WorldCom will enter into certain commercial agreements with Digex; (5) the terms of the Merger will be modified to decrease the consideration to be received by Intermedia's stockholders; (6) the Certificate of Incorporation of Digex will be amended (the "Charter Amendment") to prohibit Digex from entering into certain Transactions (as defined in the Charter Amendment) without there being at least two Independent Directors (as defined in the Charter Amendment) in office, and without the transaction being approved by either a majority of the Independent Directors or 66 2/3% of the entire Digex Board (other than the Independent Directors); and (7) subject to a number of conditions, including Court approval, the Action will be dismissed with prejudice. All of the terms and understandings embodied in the MOU are set forth in this Stipulation.

     AA. In light of the events, negotiations and agreements described above, and analysis of applicable law, both Plaintiffs and their counsel and the Special Committee (after consultation with its legal and financial advisors) have concluded that the terms and conditions of the Settlement provided for in this Stipulation are fair, reasonable, adequate, and in the best interests of Plaintiffs, Digex, and the Digex Class A stockholders.

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     BB. Plaintiffs and the Special Committee enter into the Stipulation after taking into account (i) the substantial benefits to Digex and the Digex Class A stockholders from the consideration to be received in the Settlement, (ii) the risks of continued litigation (including, inter alia, the risks that the Court or an appellate court might conclude that Section 203 is inapplicable, that the waiver approved by the Digex Board was fair to Digex and its Class A stockholders, and/or that Digex and its stockholders were not damaged by said waiver), (iii) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation, and (iv) the conclusion of Plaintiffs and the Special Committee that the terms and conditions of the Settlement are fair, reasonable, adequate and in the best interests of Digex and the Digex Class A stockholders. Plaintiffs and the Special Committee have agreed to the terms of the Settlement because, in their view, the Settlement achieves the principal objectives in the litigation of both the Plaintiffs and the Special Committee: to maximize shareholder value for the Digex Class A shareholders in connection with the Merger, and to obtain valuable consideration for Digex and its Class A shareholders in exchange for the waiver of Section 203.

     CC. Digex, Intermedia, WorldCom and the Individual Defendants have denied, and continue to deny, that they have violated or have threatened to violate any law, and are entering into this Stipulation because the Settlement would eliminate the burden, risk and expense of further litigation.

         NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, subject to the approval of the Court pursuant to Court of Chancery Rules 23 and 23.1, that:

                             TERMS OF THE SETTLEMENT

     I. WorldCom will make a payment (the "Settlement Payment") of freely tradeable WorldCom common stock, which is either registered under the Securities Act of 1933 (the "Securities



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Act") or exempt from such registration pursuant to Section 3(a)(10) of the
Securities Act, having a total value of one hundred sixty-five million dollars ($165,000,000) into a settlement fund (the "Settlement Fund") administered by the Bank of New York or some other financial institution jointly approved by WorldCom and Digex (the "Depository"), for distribution to certain members of the plaintiff Class as set forth in Paragraph 20 below. If WorldCom contributes common stock to the Settlement Fund which is not registered under the Securities Act, such stock shall not be legended, and WorldCom shall, simultaneous with the contribution of such stock to the Settlement Fund, provide the Depository and Lead Counsel with a written opinion from WorldCom's outside corporate counsel in connection with the Merger, the law firm of Cravath Swaine & Moore, to the effect that such stock is exempt from registration and is freely tradeable. WorldCom will make the Settlement Payment into the Settlement Fund on the Effective Date(3) of consummation of the Merger pursuant to the Agreement and Plan of Merger Among WorldCom, Wildcat Acquisition Corp. and Intermedia Communications, Inc. dated September 1, 2000 (as amended, the "Merger Agreement"). For purposes of this Paragraph, the WorldCom common stock shall be valued at a price per share equal to the Average Price. "Average Price" means the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of WorldCom common stock on the Nasdaq National Market, as reported by Bloomberg Financial Markets (or such other source as the Parties shall agree in writing), for the ten (10) trading days randomly selected by lot by WorldCom and a representative of the Special Committee together from the twenty (20) consecutive


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3    Unless otherwise defined herein, all capitalized terms herein shall have the same definition as used in the Agreement and Plan of Merger Among WorldCom, Wildcat Acquisition Corp. and

                                                Footnote continued on next page.

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trading days ending on the third trading day immediately preceding the Effective
Time of consummation of the Merger pursuant to the Merger Agreement. All fees and expenses of all Plaintiffs and all counsel representing all Plaintiffs in the Action shall be paid out of the Settlement Fund provided for in this Paragraph. The Parties agree to take all necessary steps and seek all necessary approvals to fully effectuate the payment of WorldCom common stock contemplated by this Paragraph.

     II. WorldCom will reimburse Digex for all fees and expenses incurred by Digex in connection with (a) the evaluation of various potential transactions involving Digex; (b) the Action, including all legal fees and investment advisor fees approved by the Special Committee; and (c) the reasonable costs and expenses of providing notice to the members of the Class and of administering the Settlement (collectively, the "Reimbursement"); provided, however, that the Reimbursement shall not exceed fifteen million dollars ($15,000,000). The Reimbursement will be paid in cash contemporaneously with the Settlement Payment made pursuant to Paragraph 1 above.

     III. The consideration payable by WorldCom to the shareholders of Intermedia pursuant to the Merger Agreement will be reduced, in accordance with the First Amendment to Agreement and Plan of Merger annexed hereto as Exhibit B (the "First Amendment"), by reducing the exchange ratio to a fixed 1:1 exchange ratio that is not subject to adjustment, such that each share of Intermedia stock will be exchanged for one share of WorldCom stock. The Parties agree to take all necessary steps and seek all necessary approvals to fully effectuate the First Amendment to the Merger Agreement, provided, however, that the Merger Agreement shall not be amended in any way that will adversely

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Footnote continued from previous page


     Intermedia Communications, Inc. dated September 1, 2000, a copy of which has been filed with the Securities and Exchange Commission and is annexed hereto as Exhibit A.


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affect the Parties' rights or obligations under this Stipulation, unless all
Parties hereto consent in writing.

     IV. WorldCom and Digex agree to enter into certain sales channel, funding, facilities, and network agreements (the "Commercial Agreements"), on the general terms set forth in a confidential exhibit to the MOU, which terms have been determined by the Special Committee to be fair and beneficial to Digex. The Commercial Agreements will become effective at or before the Effective Time of the consummation of the Merger pursuant to the Merger Agreement. The principal terms of the Commercial Agreements are generally described as follows:

     (a). Sales Channel Agreement. This agreement permits WorldCom to resell the Digex portfolio of managed web hosting products. If Digex satisfies certain service level commitments, WorldCom agrees to purchase a minimum of $50 million of Digex's services during 2001, and up to a total of $500 million during the period from 2001 through 2003. Digex and WorldCom will share costs and profits generated from the WorldCom sales channel.

     (b). Funding Agreement. After the Effective Time of the Merger, WorldCom's Board of Directors will review the Digex business plans for 2001 and 2002 approved by the Digex Board of Directors. If these business plans are approved by the WorldCom Board of Directors, WorldCom agrees to loan Digex funds for these business plans; the loan rate will be LIBOR plus 300 basis points. Repayment will be made over a four-year period commencing in 2003. However, nothing in the funding agreement would prevent Digex from seeking funding from other sources.

     (c). Facilities Agreement. Managed web hosting facilities for Digex will be built into existing WorldCom data centers in the United States and around the globe. Digex will lease space from WorldCom at these data centers based on customer demand.



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     (d). Network Agreement. This agreement permits Digex to purchase bandwidth and connectivity from WorldCom in the United States and around the globe to support its managed web hosing activities.

     V. Intermedia and WorldCom agree to take all steps necessary to adopt (at the first regularly scheduled Digex shareholders' meeting following the Commercial Agreements becoming effective) the amendment to the Certificate of Incorporation of Digex substantially in the form of Exhibit C (the "Charter Amendment") annexed hereto. The Charter Amendment establishes a procedure for the consideration by at least two Independent Directors (as defined in the Charter Amendment) of Digex of certain types of proposed transactions between Digex and WorldCom, including any transaction that would constitute a "business combination" under Section 203(c)(3)(i)-(iv) of the Delaware General Corporation Law. Intermedia and WorldCom will cause Digex to abide by the provisions of such Charter Amendment prior to the formal adoption thereof.

Releases

     VI. All claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of Digex or by or on behalf of any member of the Class and all present, past and future shareholders of Digex, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against the



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Parties, or any or all of their respective past, present or future officers, directors, stockholders, representatives, families, parent entities, associates, affiliates, subsidiaries, employees, financial or investment advisors, consultants, accountants, attorneys, law firms, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors, and assigns (collectively, the "Released Persons") which have arisen, could have arisen, or may arise out of, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced or set forth in any complaint filed in the Action or any of the Consolidated Actions, or otherwise related, directly or indirectly, to the Merger between WorldCom and Intermedia, to any provision of the Merger Agreement (including, but not limited to, those relating to the approvals pursuant to Section 203 previously granted to WorldCom by the Digex Board of Directors in connection with the Merger Agreement and the Merger), or to any offering or proxy material, public filings or statements (including, but not limited to, public statements) by any of the defendants or their representatives in the Action or any of the Consolidated Actions or any other Released Persons in connection with the Merger or Merger Agreement (collectively, the "Settled Claims"), shall be fully and completely discharged, dismissed with prejudice, settled, released and enjoined, pursuant to the terms and conditions set forth herein; provided, however, that nothing herein shall release the Parties from their obligations under this Stipulation, or alter, amend, or in any way affect the obligations of Digex, Intermedia and WorldCom described in paragraph 7 below following the words "provided, however," and that the Settled Claims shall not include an action or proceeding to enforce compliance with the terms of the Settlement.



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     VII. Digex, Intermedia and WorldCom shall each release each other (as well as each of their respective affiliates, parent entities, subsidiaries, directors, officers, agents, attorneys, investment advisors, investment bankers and consultants) from any claims of any nature relating to or arising out of the matters alleged in any complaint filed in the Action or any of the Consolidated Actions; provided, however, that nothing in the Settlement (or in this Stipulation) shall alter, amend or in any way affect, the rights and obligations of Digex, Intermedia and WorldCom in connection with ongoing contractual arrangements between or among them, including by way of example but not limited to the following: the Parties' obligations under this Stipulation; the Merger Agreement (as amended by the First Amendment and by subsequent amendments thereto); the Fourth Amendment to Credit Agreement entered into as of October 31, 2000 among WorldCom, Intermedia, Digex and others; the Guaranty entered into as of October 31, 2000 among WorldCom, Intermedia, Digex and others; the Digex Borrowing (or Side) Letter Agreement dated November 20, 2000 among WorldCom, Intermedia, and Digex (and any and all other related agreements); the Commercial Agreements described in Exhibit C to the MOU and in Paragraph 4 above (as well as any other commercial agreements between WorldCom and Digex); the Consent-to-Disclosure Letter Agreement dated October 13, 2000 between WorldCom and Intermedia; the Note Purchase Agreement between Intermedia and WorldCom dated October 31, 2000, as amended; and the related Registration Rights Agreement of November 22, 2000.

     VIII. All Defendants named in the Action or any of the Consolidated Actions shall release each of the named Plaintiffs and their attorneys from any claims of any nature relating to or arising out of the Action, any of the Consolidated Actions, or any matters alleged in any complaint filed in the Action or in any of the Consolidated Actions.

                    SUBMISSION AND APPLICATION TO THE COURT

     IX. As soon as practicable after the execution of this Stipulation, the Parties hereto shall jointly apply to the Court for an order substantially in the form attached hereto as Exhibit D (the "Scheduling Order"), which shall include provisions that:

     a. Provide for the certification of the Action, for settlement purposes only, as a class action pursuant to Court of Chancery Rules 23(a), (b)(1) and
(b)(2) (with no opt-out rights) on behalf of a class consisting of all record and beneficial owners of Digex Class A common stock (other than the defendants in the Action and their affiliates) at any time during the period from and including August 31, 2000 through and including the Effective Date of the Merger pursuant to the Merger Agreement, including their respective successors in interest, assignees or transferees, immediate and remote (the "Class").

     b. Preliminarily certify the Class pursuant to Court of Chancery Rules 23(a), (b)(1) and (b)(2) (with no opt-out rights), and preliminarily certify the Lead Plaintiffs as representatives of the Class and Lead Counsel as lead counsel for the Class;

     c. Direct that a settlement hearing (the "Settlement Hearing") be held to determine whether the Court should (i) certify the Class pursuant to Court of Chancery Rules 23(a), (b)(1) and (b)(2) (with no opt-out rights), and certify the Lead Plaintiffs as representatives of the Class; (ii) approve the Settlement pursuant to Court of Chancery Rules 23 and 23.1 as substantively and procedurally fair, reasonable, adequate and in the best interests of Digex and the Class (with the Court being advised prior to the Settlement Hearing that if the terms and conditions of the issuance of the Settlement Payment are approved, the Parties may rely upon Section 3(a)(10) of the Securities Act of 1933 by virtue of the Court's approval), (iii) enter an Order and Final Judgment substantially in the form attached hereto as Exhibit E, (iv) approve any application of counsel for Plaintiffs for an allowance of fees and reimbursement of expenses, and (v) hear such other matters as the Court may deem necessary and appropriate; and

     d. Provide that the Notice of Pendency of Class Action, Proposed Settlement of Class Action and Settlement Hearing (the "Notice") and the Summary Notice of Pendency of Class Action, Proposed Settlement of Class Action and Settlement Hearing (the "Summary Notice"), substantially in the form attached hereto as Exhibits F and G, are approved and that the distribution and/or dissemination of the Notice and the Summary Notice substantially in the manner set forth in the Scheduling Order constitutes the best notice practicable under the circumstances, meets the requirements of applicable law and due process, is due and sufficient notice of all matters relating to the Settlement, and fully satisfies the requirements of due process and of Rules 23 and 23.1 of the Court of Chancery Rules.

                           NOTICE AND SUMMARY NOTICE

     X. Digex shall assume the administrative responsibility of providing the Notice and publishing a Summary Notice in accordance with the Scheduling Order. Prior to the Settlement Hearing, Digex shall file with the Court an appropriate affidavit evidencing its mailing of the Notice. Digex will pay all costs incurred in identifying and notifying by mail the members of the Class of the Settlement, including the printing and copying of the Notice.

                            FINAL ORDER AND JUDGMENT

     XI. If the Settlement (including any modification thereto made with the consent of the Parties as provided for herein) is approved by the Court, the Parties shall promptly request the Court to enter an Order and Final Judgment substantially in the form attached hereto as Exhibit E, which, among other things:

     a. Approves the Settlement, adjudges the terms thereof to be substantively and procedurally fair, reasonable, adequate and in the best interests of Digex and the Class, and directs consummation of the Settlement in accordance with the terms and conditions of the Stipulation;

     b. Determines that the requirements of Rules 23 and 23.1 of the Court of Chancery Rules and due process have been satisfied in connection with Notice to the Class, permanently certifies the Class pursuant to Court of Chancery Rules 23(a), (b)(1) and (b)(2) (with no opt-out rights), and permanently certifies Grant & Eisenhofer, P.A. as lead counsel for the Class;

     c. Dismisses the Action and all complaints filed in the Action and in the Consolidated Actions in their entirety with prejudice and without costs (except, with respect to costs, as otherwise provided in this Stipulation);

     d. Permanently bars and enjoins Plaintiffs, all members of the Class, Digex, and all present, past and future shareholders of Digex, or any of them, from commencing, prosecuting, instigating, continuing, or in any way participating in the commencement or prosecution of, any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity against any Released Persons which have been or could have been asserted, or which arise out of or relate in any way to any of the transactions or events described in any complaint filed in the Action or any of the Consolidated Actions, including, but not limited to, any and all claims which seek to challenge, or otherwise call into question, the validity or effectiveness of the Section 203 approvals previously granted to WorldCom in connection with the Merger and Merger Agreement;

     e. Declares that WorldCom and its subsidiaries shall not be subject to any restrictions on "business combinations" (as defined in Section 203) with Digex, or any of its subsidiaries, pursuant to Section 203 in connection with or by virtue of its acquisition of Intermedia and indirect acquisition of Digex stock as a result of the Merger Agreement or the transactions contemplated thereby;

     f. Certifies the aforesaid judgment (embodied in subparagraphs (a) through (e) above) as final pursuant to Court of Chancery Rule 54(b); and

     g. Without affecting the finality of the Order and Final Judgment, reserves the Court's jurisdiction over all of the Parties and the Class members for the administration of the terms of the Settlement and Stipulation.

                       CONDITIONS PRECEDENT TO SETTLEMENT

     XII. The Settlement set forth in this Stipulation is binding on all Parties, but is subject to (a) preliminary judicial approval; (b) the consummation of the Merger in accordance with the terms of the Merger Agreement, as amended by the First Amendment (and any subsequent amendments, subject to the provisions of Paragraph 3 above); and (c) final Court approval (substantially in the form of the Order and Final Judgment attached as Exhibit E hereto) upon notice to and final certification of the Class and hearing. This Stipulation and the Settlement shall be avoidable by the Parties should any of these conditions not be met and, in that event, this Stipulation shall be null and void and shall not be admissible in any proceeding or deemed to prejudice any of the positions of the Parties in or with respect to the Action or any other action. In order to exercise the option to avoid this Stipulation and the Settlement, a party must provide, within five (5) business days of the event giving rise to such option, written notice of such avoidance and the grounds therefor to all Parties to this Stipulation.

                             FINALITY OF SETTLEMENT

     XIII. The approval of the Settlement shall be considered final for purposes of this Stipulation, upon the later of: (i) entry of the Order and Final Judgment approving the Settlement; (ii) the expiration of any applicable period for the appeal of the Order and Final Judgment without an appeal having been filed or, if an appeal is taken, entry of an order affirming the Order and Final Judgment appealed from and the expiration of any applicable period for the reconsideration, rehearing or appeal of such affirmance without any motion for reconsideration or rehearing or further appeal having been filed; and (iii) the Effective Time of the Merger.

                                ATTORNEYS' FEES

     XIV. At or before the Settlement Hearing, Plaintiffs' counsel in the Action will apply to the Court for an award of attorneys' fees and reasonable out-of-pocket disbursements equal to fifteen percent (15%) of the Settlement Fund, which shall be payable from the Settlement Fund pursuant to the terms of the Stipulation (the "Fee Application"). The amount of the Fee Application has been negotiated between Lead Counsel and the Lead Plaintiffs with no input from the Defendants, and will be set forth in the Notice to the Class. Based on a Settlement Fund value of $165,000,000, as set forth above, the amount of the Fee Application is twenty-four million seven hundred fifty thousand dollars ($24,750,000). WorldCom, Intermedia and the Individual Defendants agree not to oppose the application for attorneys' fees and expenses by Plaintiffs' counsel in the Action, so long as any fee awarded by the Court to Plaintiffs' counsel (the "Fee Award") is paid exclusively from the Settlement Fund. Digex and the Special Committee reserve all rights regarding the application for fees by Plaintiffs' counsel. The Parties agree that the Fee Application may be considered and adjudicated separately and independently from the Settlement and proposed entry of a final and appealable order (entered as final pursuant to Court of Chancery Rule 54(b)) dismissing and releasing the Settled Claims.

     XV. Subject to the terms and conditions of the Stipulation, shares of WorldCom common stock comprising the Fee Award shall be transferred on the Distribution Date (as defined in Paragraph 19 below) by the Depository from the Settlement Fund into an escrow account (the "Escrow Account") with Grant & Eisenhofer, P.A. serving as receiving agent and escrow agent for all Plaintiffs' counsel (the "Escrow Agent"); provided, however, that if the Court approves the Settlement but does not render a decision on the Fee Application prior to the Distribution Date, then, on the Distribution

Date, but prior to the distribution of the Settlement Fund to any members of the Class, the Depository shall transfer from the Settlement Fund to the Escrow Account the minimum number of shares of WorldCom common stock whose aggregate value equals or exceeds the amount of fees and expenses requested in the Fee Application, and upon completion of this transfer to the Escrow Account, the Depository shall promptly distribute the remaining balance of the Settlement Fund to certain members of the Class in the manner set forth in Paragraph 20 below. For purposes of this Paragraph, the WorldCom common stock shall be valued at a price per share equal to the Average Price (as defined above).

     XVI. Lead Counsel shall have complete discretion and authority to sell any or all of the shares of WorldCom stock that exist in the Escrow Account at any time, provided that all proceeds from such sales are immediately deposited in the Escrow Account.

     XVII. Release of the shares and the proceeds from any and all sales of shares from the Escrow Account shall occur, at the direction of the Escrow Agent, as soon as practicable after the later of: (a) the date when the Order of the Court granting the Fee Award has become final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, lapse of time or otherwise, or (b) the Effective Date of the Merger. Lead Counsel shall thereafter allocate the Fee Award among Plaintiffs' counsel in the Action in a manner in which Lead Counsel in good faith believes reflects the contributions of such counsel to the prosecution and settlement of the Action. Lead Counsel may allocate the Fee Award to Plaintiffs' counsel in cash, WorldCom stock, or any combination thereof, in Lead Counsel's sole discretion.

     XVIII. Except as expressly provided herein, Defendants shall bear no other expenses, costs, damages or fees alleged or incurred by Plaintiffs, or any member of the Class, or by any of their attorneys, experts, advisors, agents or representatives. No counsel for Plaintiffs shall apply to any court for any fees or expenses except as provided for herein.

                      DISTRIBUTION OF THE SETTLEMENT FUND

     XIX. The Settlement Fund, less any Fee Award (or, if the Fee Award has not been determined, less the amount of the Fee Application), will be distributed by the Depository in the manner set forth herein, or as otherwise directed by the Court, within three (3) business days following the later of: (i) entry of the Order and Final Judgment approving the Settlement; (ii) the expiration of any applicable appeal period for the appeal of the Order and Final Judgment without an appeal having been filed or, if an appeal is taken, entry of an order affirming the Order and Final Judgment appealed from and the expiration of any applicable period for the reconsideration, rehearing or appeal of such affirmance without any motion for reconsideration or rehearing or further appeal having been filed; and (iii) the Effective Date of the Merger (the "Distribution Date").

     XX. Except as otherwise provided herein, the Settlement Fund, less any Fee Award (or, if the Fee Award has not been determined, less the amount of the Fee Application), will be distributed to certain members of the Class as follows:
(i) fifty percent (50%) will be distributed to the record holders of Digex Class A common stock (other than with respect to shares owned of record or beneficially by Defendants or their affiliates) as of the close of business on September 1, 2000, in proportion to the number of shares of Digex Class A common stock held by each such person as of that date and time; and (ii) fifty percent (50%) will be distributed to the record holders of Digex Class A common stock (other than with respect to shares owned of record or beneficially by Defendants or their affiliates) as of a publicly disclosed record date which shall be on or before the Effective Date of the Merger pursuant to the Merger Agreement, in proportion to the number of shares of Digex Class A common stock held by each such person as of that date and time. Members of the Class who fall within both of the descriptions set forth in (i) and (ii) immediately above will receive both distributions. Defendants and their affiliates shall not receive any distributions from the Settlement Fund with respect to any shares owned of record or beneficially by them. To the extent that the WorldCom common stock in the Settlement Fund cannot be distributed to the record holders of Digex Class A common stock entitled to receive such shares without creating fractional interests, the Depository will sell such shares of WorldCom stock to the extent necessary to avoid fractional interests, and the net proceeds of any such sales shall be distributed to such record holders that would otherwise have received fractional interests in such shares of WorldCom common stock.

     XXI. In the event that the value of the shares and the proceeds from any sales thereof in the Escrow Account exceeds the Fee Award, the excess, whether in cash, stock, or any combination thereof (the "Excess") shall be maintained in the Escrow Account until the earlier of (a) the date when the Order of the Court granting the Fee Award has become final and no longer subject to further appeal or review, whether by exhaustion of any possible appeal, lapse of time or otherwise, and (b) the date upon which Lead Counsel consents in writing to the release of the Excess from the Escrow Account. Upon the occurrence of the earlier of these events, the Excess shall be returned to the Settlement Fund within three (3) business days. The Excess shall then be distributed by the Depository in the manner set forth in Paragraph 20 above within five (5) business days after the last of: (i) entry of the Order and Final Judgment approving the Settlement; (ii) the expiration of any applicable appeal period for the appeal of the Order and Final Judgment without an appeal having been filed or, if an appeal is taken, entry of an order affirming the Order and Final Judgment appealed from and the expiration of any applicable period for the reconsideration, rehearing or appeal of such affirmance without any motion for reconsideration or rehearing or further appeal having been filed; (iii) the Effective Time of the Merger; and (iv) the return of the Excess to the Settlement Fund in accordance with this Paragraph. For purposes of this Paragraph, the WorldCom common stock shall be valued at a price per share equal to the Average Price (as defined above).

     XXII. The Parties agree that a condition precedent to the Settlement's becoming effective is a final Order of the Court certifying the Class as defined above and providing for a complete release of all Settled Claims of all members of the Class as set forth in Paragraph 6 above and entry of the final judgment described in Paragraph 11 above. If the Court is unwilling to approve the Settlement because of the allocation among Class members of the Settlement Payment and the other settlement consideration, then the Parties will reallocate the Settlement Payment in whatever manner is necessary to obtain Court approval of the Settlement and a release and final judgment, as set forth in Paragraphs 6 and 11 above, that is binding on all members of the Class. The Parties agree that the definition of the Class is intended to and will ensure that all past, present, and future record and beneficial holders of Digex stock who have a claim related to or arising from the matters alleged in any complaint filed in the Action are included within the Class and will be effectively barred from seeking any relief for such claims in the Action or in any subsequent action.

                           COOPERATION; BEST EFFORTS

     XXIII. Plaintiffs will cooperate with Defendants in all reasonable respects in connection with the implementation of the Merger Agreement as modified herein and the other understandings set forth herein. The Parties, through their counsel, (i) agree to present this Stipulation to the Court for preliminary approval and for final approval following appropriate notice to and final certification of the Class pursuant to Court of Chancery Rules 23(a), (b)(1) and
(b)(2); (ii) agree to use their best efforts to pursue the Settlement in as expeditious and comprehensive a manner as possible and acknowledge that time is of the essence; (iii) agree to cooperate in preparing any and all necessary papers to define, pursue and effectuate the Settlement; and (iv) agree to cooperate fully with one another in seeking the Court's approval of this Stipulation and the Settlement and to use their best efforts to obtain final Court approval of the Settlement, the dismissal with prejudice of the entire Action, as against the named Plaintiffs and the Class, and the entry of a final order consistent with this Stipulation.

     XXIV. The members of the Special Committee of the Board of Directors of Digex have approved the Settlement embodied in this Stipulation and determined that it is in the best interests of Digex and its shareholders and, subject to the provisions of and reservation of rights in this Stipulation, agree to take all steps which may be reasonably necessary to give effect to the terms of this Settlement.

                              STAY OF PROCEEDINGS

     XXV. Pending Court approval of the Settlement, the Parties to the Action agree to stay any discovery in the Action, and to stay any and all other proceedings other than those incident to the Settlement itself. The Parties also agree to use their best efforts to prevent the entry of any interim or final relief in favor of any member of the Class in any other litigation against any of the Parties to this Stipulation which challenges the Settlement or otherwise involves a Settled Claim.

     XXVI. The Parties to the Action shall agree to extensions of time with respect to pleadings and other court filings as are appropriate in the context of this Stipulation.

     XXVII. Subject to the Order of the Court, pending final determination of whether the Settlement provided for in this Stipulation should be approved, Plaintiffs, Digex, and all members of the Class, or any of them, are barred and enjoined from commencing, prosecuting, instigating, continuing, or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity against any Released Persons or challenging the Settlement (other than in this Action in accordance with the procedures established by the Court). The Parties further agree that they shall use their best efforts to prevent the filing of any such action and to seek a stay or dismissal of any such action in contemplation of the dismissal of the Action upon final approval of the Settlement.

                          STIPULATION NOT AN ADMISSION

     XXVIII. The provisions contained in this Stipulation shall not be deemed a presumption, concession or any admission by any of the Parties of any fault, liability or wrongdoing as to any facts or claims alleged or asserted in the Action, or any other actions or proceedings, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Action, or in any other action or proceeding, whether civil, criminal or administrative, except in a proceeding to enforce the terms or conditions of this Stipulation.

                          ENTIRE AGREEMENT; AMENDMENTS

     XXIX. This Stipulation constitutes the entire agreement among the Parties with respect to the subject matter hereof, and may not be amended nor any of its provisions waived except by a writing executed by all of the Parties hereto.
XXX. This Stipulation shall be binding upon and inure to the benefit of the Parties and their respective agents, successors, executors, heirs and assigns.
XXXI. All of the exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of all exhibits are expressly made part of this Stipulation.

                                     WAIVER

     XXXII. The waiver by any party of any breach of this Stipulation shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent, or contemporaneous, of this Stipulation.

                                  COUNTERPARTS

     XXXIII. This Stipulation may be executed in any number of counterparts with the same effect as if all Parties hereto had executed the same document. All such counterparts shall be construed together and shall constitute one instrument.

                                 GOVERNING LAW

     XXXIV. This Stipulation and the Settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.

                                    WARRANTY

     XXXV. Plaintiffs and Plaintiffs' counsel in the Action represent and warrant that none of Plaintiffs' claims or causes of action referred to in the Corrected Amended Consolidated Class Action and Derivative Complaint in the Action or in this Stipulation, including any Settled Claims, have been assigned, encumbered or in any manner transferred in whole or in part. The Parties agree that a sale or transfer of, or loan against, a Plaintiff's Digex stock after the commencement of the Action shall not be deemed an assignment, encumbrance or transfer of such Plaintiff's claims or causes of action for the limited purpose of the preceding sentence of this Paragraph.

                                   AUTHORITY

     XXXVI. The undersigned attorneys represent and warrant that they have been duly authorized by all of their respective clients to execute and deliver this Stipulation.

Dated:   March 2, 2001
                                By:  /s/ Stuart M. Grant
                                     --------------------------------
                                     Stuart M. Grant, Esq.
                                     Megan D. McIntyre, Esq.
                                     GRANT & EISENHOFER, P.A.
                                     1220 N. Market Street - Suite 500
                                     Wilmington, DE  19801

                                     Lead Counsel for Plaintiffs and the Class

                                By:  /s/ Henry E. Gallagher
                                     -----------------------------------
                                     Henry E. Gallagher, Esq.
                                     Collins J. Seitz, Jr., Esq.
                                     CONNOLLY BOVE LODGE & HUTZ LLP
                                     1220 Market St.
                                     P. O. Box 2207
                                     Wilmington, Delaware 19899-2207

                                     Brian J. McMahon, Esq.
                                     Stephen R. Reynolds, Esq.
                                     GIBBONS, DEL DEO, DOLAN,
                                     GRIFFINGER & VECCHIONE, P.C.
                                     One Riverfront Plaza
                                     Newark, New Jersey 07102

                                     Attorneys for Defendant WorldCom, Inc.


                                 By:  /s/ Karen L. Valihura
                                      ----------------------------------
                                      Steven J. Rothschild, Esq.
                                      Karen L. Valihura, Esq.
                                      Skadden, Arps, Slate, Meagher & Flom, LLP
                                      One Rodney Square
                                      P.O. Box 636
                                      Wilmington, DE 19899

                                      Robert K. Payson, Esq.
                                      Stephen C. Norman, Esq.
                                      POTTER ANDERSON &
                                      CORROON, LLP 1313
                                      North Market street
                                      Hercules Plaza, 6th
                                      Floor Wilmington,
                                      Delaware 19899-0951

                                      Attorneys for Defendants Intermedia
                                      Communications, Inc., David C. Ruberg,
                                      Philip A. Campbell, John C. Baker, and
                                      Robert M. Manning

                                  By:  /s/ William O. LaMotte
                                       -----------------------------------
                                       William O. LaMotte, III, Esq.
                                       MORRIS NICHOLS ARSHT & TUNNELL
                                       1201 North Market
                                       P.O. Box 1347
                                       Wilmington, Delaware 19899-1347

                                       Kevin M. McGinty, Esq.
                                       MINTZ LEVIN COHN
                                       FERRIS GLOVSKY and
                                       POPEO, PC One
                                       Financial Center
                                       Boston, Massachusetts
                                       02111

                                       Attorneys for Defendant Digex,
                                       Incorporated

                                       By:  /s/ Srinivas M. Raju
                                            ---------------------------------
                                       Kevin G. Abrams, Esq.
                                       Srinivas M. Raju, Esq.
                                       RICHARDS LAYTON & FINGER
                                       One Rodney Square
                                       P.O. Box 551
                                       Wilmington, Delaware 19899

                                       P. Kevin Castel, Esq.
                                       Kevin Burke, Esq.
                                       CAHILL GORDON & REINDEL
                                       80 Pine Street
                                       New York, New York 10005

                                       Attorneys for Richard A. Jalkut, Jack E.
                                       Reich (Special Committee of the Board of
                                       Directors of Digex, Incorporated)

                                       By:  /s/ William O. LaMotte
                                            -----------------------------------
                                            William O. LaMotte, III, Esq.
                                            MORRIS NICHOLS ARSHT & TUNNELL
                                            1201 North Market
                                            P.O. Box 1347
                                            Wilmington, Delaware 19899-1347

                                            Robert Novack, Esq.
                                            EDWARDS & ANGELL, LLP
                                            51 John F. Kennedy Parkway
                                            Short Hills, NJ 07078

                                            Attorneys for Mark K. Shull